Exhibit 21.1

FIRST COMMUNITY FINANCIAL PARTNERS, INC.
SUBSIDIARIES OF FIRST COMMUNITY FINANCIAL PARTNERS, INC.

Subsidiary	Ownership	Jurisdiction
First Community Financial Bank	Wholly-owned subsidiary of First Community Financial Partners, Inc.	Illinois
First Community OREO, LLC	Wholly-owned subsidiary of First Community Financial Partners, Inc.	Illinois
First Community OREO III, LLC	Wholly-owned subsidiary of First Community Financial Partners, Inc.	Illinois
FCBP OREO, LLC	Wholly-owned subsidiary of First Community Financial Partners, Inc.	Illinois
FCB Homer OREO, LLC	Wholly-owned subsidiary of First Community Financial Partners, Inc.	Illinois